Exhibit 99.1

Monroe Capital Corporation BDC Announces Third Quarter 2019 Results

CHICAGO, IL, November 6, 2019 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2019.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2019 Financial Highlights

•	Net investment income of $7.2 million, or $0.35 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.2 million, or $0.35 per share

•	Reduced management fee rate on assets (excluding cash and restricted cash) in excess of regulatory leverage of 1:1 debt to equity (200% of the Company’s total net assets) to 1.00% from 1.75% per annum

•	Net increase in net assets resulting from operations of $3.7 million, or $0.17 per share
•	Net asset value (“NAV”) of $252.4 million, or $12.34 per share

•	Paid quarterly dividend of $0.35 per share on September 30, 2019

•	Current annual cash dividend yield to shareholders of approximately 12.4% (1)

(1) Based on an annualized dividend and closing share price as of November 5, 2019.

Chief Executive Officer Theodore L. Koenig commented, “This is the 22nd straight quarter where per share Adjusted Net Investment Income met or exceeded our quarterly per share dividend. We have also made our 28th consecutive quarterly dividend payment to our shareholders. While we are pleased with the growth in our portfolio, an increase of $26.6 million during the quarter, and the continued coverage of our dividend by net investment income, we are not happy with the slight decline of 1.4% in our per share NAV. Over the past several quarters, we have seen some idiosyncratic credit issues with a few borrowers. We do not believe these isolated issues are representative of our portfolio as a whole. We feel we are on the right track in resolving some of these credit issues and we hope to be able to see the results of our efforts in the coming quarters. Separately, as we have grown the portfolio over the last year to utilize the additional leverage capacity available under the Small Business Credit Availability Act, we have taken a shareholder friendly action to amend and reduce our management fee calculation, effective as of the beginning of the third quarter. This amendment has the effect of reducing our annual base management fee rate on assets in excess of regulatory leverage of 1:1 debt to equity to 1.00% from 1.75% per annum. As with the prior calculation, there is no management fee paid on cash and restricted cash assets. The combination of our reduced management fee structure and our continued incentive fee waiver demonstrates our commitment to maintaining dividend coverage with net investment income and creating value for our shareholders. All of this reflects our confidence in the long-term strength of our business.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2019	June 30, 2019
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$657,450	$630,804
Total assets	$692,798	$668,563
Net asset value	$252,385	$255,888
Net asset value per share	$12.34	$12.52

	For the quarter ended
	September 30, 2019	June 30, 2019
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$7,238	$7,073
Adjusted net investment income (1)	$7,238	$7,090
Net gain (loss)	$(3,585)	$(3,081)
Net increase (decrease) in net assets resulting from operations	$3,653	$3,992

Per share data:
Net investment income	$0.35	$0.35
Adjusted net investment income (1)	$0.35	$0.35
Net gain (loss)	$(0.18)	$(0.15)
Net increase (decrease) in net assets resulting from operations	$0.17	$0.20

_____

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 88 portfolio companies, with a total fair value of $657.5 million as of September 30, 2019, as compared to debt and equity investments in 87 portfolio companies, with a total fair value of $630.8 million, as of June 30, 2019. Prepayment activity has increased since quarter end and the Company has received prepayments, net of originations, of $38.6 million thus far during the fourth quarter. The Company’s portfolio consists primarily of first lien loans, representing 89.9% of the portfolio as of September 30, 2019, and 89.9% of the portfolio as of June 30, 2019. As of September 30, 2019, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 9.2% and 9.3%, respectively, as compared to the weighted average contractual and effective yield of 9.9% and 9.9%, respectively, as of June 30, 2019. Decreases in portfolio yield are attributed to general decreases in LIBOR and moving three additional portfolio companies to non-accrual status during the quarter. While the Company continues to work towards positive credit resolutions on each of these names, the Company determined it was prudent to stop accruing interest at this time. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

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Financial Review

Net investment income and Adjusted Net Investment Income for the quarter ended September 30, 2019 totaled $7.2 million, or $0.35 per share, consistent with the results for the quarter ended June 30, 2019. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Investment income for the quarter ended September 30, 2019 totaled $17.3 million, compared to $16.7 million for the quarter ended June 30, 2019. The $0.6 million increase during the quarter was primarily the result of an increase in interest income (including payment-in-kind interest income), primarily due to a larger average investment portfolio size during the quarter, partially offset by an increase in non-accrual assets. Total expenses, net of incentive fee waiver, for the quarter ended September 30, 2019 totaled $10.1 million, compared to $9.6 million for the quarter ended June 30, 2019. The $0.5 million increase during the quarter was primarily driven by an increase in interest expense as a result of additional borrowings on our revolving credit facility required to support the growth of the portfolio. Incentive fees totaled $0.9 million for the quarter (net of an incentive fee waiver of $0.6 million), compared to $0.9 million (net of an incentive fee waiver of $0.3 million) for the quarter ended June 30, 2019. Incentive fees during the quarter ended September 30, 2019 were limited by $0.1 million due to the total return requirement. Please refer to the Company’s Form 10-Q for additional information of the incentive fee calculation.

On November 4, 2019, the Company’s Board approved a change to the Investment Advisory Agreement to amend the base management fee structure. Effective July 1, 2019, the base management fee is calculated initially at an annual rate equal to 1.75% of average invested assets (calculated as total assets excluding cash, which includes assets financed using leverage); provided, however, the base management fee is calculated at an annual rate equal to 1.00% of the Company’s average invested assets (calculated as total assets excluding cash, which includes assets financed using leverage) that exceeds the product of (i) 200% and (ii) the Company’s average net assets. For the avoidance of doubt, the 200% is calculated in accordance with the asset coverage limitation as defined in the 1940 Act to give effect to the Company’s exemptive relief with respect to MRCC SBIC’s SBA debentures. This change has the effect of reducing the Company’s annual base management fee rate on assets in excess of regulatory leverage of 1:1 debt to equity to 1.00% from 1.75% per annum. The base management fee is payable quarterly in arrears.

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Net gain (loss) was ($3.6) million for the quarter ended September 30, 2019, compared to ($3.1) million for the quarter ended June 30, 2019. During the quarter the Company experienced net unrealized mark-to-market valuation decreases on certain investments in the portfolio.

Net increase (decrease) in net assets resulting from operations was $3.7 million, or $0.17 per share, for the quarter ended September 30, 2019, compared to $4.0 million, or $0.20 per share, for the quarter ended June 30, 2019. This decrease is primarily the result of a decline in certain portfolio valuations during the quarter. The Company’s NAV per share decreased to $12.34 per share at September 30, 2019 from $12.52 per share at June 30, 2019.

Liquidity and Capital Resources

At September 30, 2019, the Company had $3.2 million in cash, $20.8 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $216.6 million of total debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its 2023 Notes, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of September 30, 2019, the Company had $38.4 million available for additional borrowings on its revolving credit facility.

On September 27, 2019, the Company completed an amendment of its revolving credit facility with ING Capital LLC, as administrative agent. Among other things, the amendment increased the amount of borrowing that can be collateralized by investments structured based on loan-to-value metrics, with corresponding adjustments to the concentration limits. The size, pricing and other significant terms of the revolving credit facility remain unchanged.

SBIC Subsidiary

As of September 30, 2019, MRCC SBIC had $57.6 million in leverageable capital, $20.8 million in cash and $148.2 million in investments at fair value. Additionally, MRCC SBIC had $115.0 million in SBA debentures outstanding. As of September 30, 2019, the Company has fully drawn all available debentures at MRCC SBIC. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each committed $50.0 million of capital to the joint venture. As of September 30, 2019, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $42.7 million, as compared to net capital contributions of $35.1 million in SLF with a fair value of $35.9 million at June 30, 2019. During the quarter ended September 30, 2019, the Company received an income distribution from SLF of $1.1 million, compared to the $0.9 million received during the quarter ended June 30, 2019.

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As of September 30, 2019, SLF had total assets of $244.8 million (including investments at fair value of $236.6 million), total liabilities of $159.5 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $148.5 million) and total members’ capital of $85.3 million. As of June 30, 2019, SLF had total assets of $240.8 million (including investments at fair value of $235.6 million), total liabilities of $168.9 million (including borrowings under the SLF Credit Facility of $143.3 million) and total members’ capital of $71.9 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2019		June 30, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$7,238	$0.35	$7,073	$0.35
Net capital gains incentive fee	—	—	—	—
Excise taxes	—	—	17	—
Adjusted Net Investment Income	$7,238	$0.35	$7,090	$0.35

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

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Third Quarter 2019 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, November 7, 2019 at 10:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #1439189.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2019 to be filed with the Securities and Exchange Commission (www.sec.gov) on November 6, 2019.

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2019	June 30, 2019
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$553,035	$533,779
Non-controlled affiliate company investments	61,746	61,081
Controlled affiliate company investments	42,669	35,944
Total investments, at fair value (amortized cost of: $675,060 and $644,141, respectively)	657,450	630,804
Cash	3,199	2,985
Restricted cash	20,776	23,884
Unrealized gain on foreign currency forward contracts	83	23
Interest receivable	10,714	10,330
Other assets	576	537
Total assets	692,798	668,563

LIABILITIES
Debt:
Revolving credit facility	216,638	188,640
2023 Notes	109,000	109,000
SBA debentures payable	115,000	115,000
Total debt	440,638	412,640
Less: Unamortized deferred financing costs	(8,504)	(8,797)
Total debt, less unamortized deferred financing costs	432,134	403,843
Interest payable	1,787	2,681
Management fees payable	2,785	2,723
Incentive fees payable	853	883
Accounts payable and accrued expenses	2,814	2,545
Directors' fees payable	40	—
Total liabilities	440,413	412,675
Net assets	$252,385	$255,888

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 20,445 and 20,445 shares
issued and outstanding, respectively	$20	$20
Capital in excess of par value	288,911	288,911
Accumulated undistributed (overdistributed) earnings	(36,546)	(33,043)
Total net assets	$252,385	$255,888
Net asset value per share	$12.34	$12.52

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2019	June 30, 2019
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$14,308	$13,743
Payment-in-kind interest income	156	115
Dividend income	13	13
Fee income	57	60
Total investment income from non-controlled/non-affiliate company investments	14,534	13,931
Non-controlled affiliate company investments:
Interest income	231	767
Payment-in-kind interest income	1,465	1,146
Total investment income from non-controlled affiliate company investments	1,696	1,913
Controlled affiliate company investments:
Dividend income	1,100	875
Total investment income from controlled affiliate company investments	1,100	875
Total investment income	17,330	16,719

Operating expenses:
Interest and other debt financing expenses	5,549	5,107
Base management fees	2,785	2,723
Incentive fees	1,469	1,168
Professional fees	262	272
Administrative service fees	322	319
General and administrative expenses	281	285
Excise taxes	—	17
Directors' fees	40	40
Expenses before incentive fee waiver	10,708	9,931
Incentive fee waiver	(616)	(285)
Total expenses, net of incentive fee waiver	10,092	9,646

Net investment income	7,238	7,073

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	11	35
Foreign currency forward contracts	16	2
Foreign currency and other transactions	(1)	(1)
Net realized gain (loss)	26	36

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(1,568)	(2,749)
Non-controlled affiliate company investments	(2,355)	(1,054)
Controlled affiliate company investments	(350)	112
Foreign currency forward contracts	60	72
Foreign currency and other transactions	602	502
Net change in unrealized gain (loss)	(3,611)	(3,117)

Total net gain (loss)	(3,585)	(3,081)

Net increase (decrease) in net assets resulting from operations	$3,653	$3,992

Per common share data:
Net investment income per share - basic and diluted	$0.35	$0.35
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.17	$0.20
Weighted average common shares outstanding - basic and diluted	20,445	20,445

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Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	September 30, 2019	June 30, 2019

Interest income	$13,960	$14,026
Payment-in-kind interest income	1,621	1,261
Dividend income	1,113	888
Fee income	57	60
Prepayment gain (loss)	218	91
Accretion of discounts and amortization of premiums	361	393
Total investment income	$17,330	$16,719

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	September 30, 2019	June 30, 2019

Interest expense - revolving credit facility	$2,518	$2,092
Interest expense - 2023 Notes	1,567	1,566
Interest expense - SBA debentures	991	981
Amortization of deferred financing costs	473	468
Total interest and other debt financing expenses	$5,549	$5,107

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ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2019 Best U.S. Direct Lending Fund; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; Mergers & Acquisitions as the 2018 Lender of the Year; Global M&A Network as the 2018 Small Middle Markets Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Media Contact:	Caroline Collins

BackBay Communications

(617) 963-0065

Email: caroline.collins@backbaycommunications.com

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